JOINT VENTURE AGREEMENT
                            -----------------------

         This Agreement is made this 12th day of May, 1997 by and between SYRACUSE PRODUCTIONS, L.L.C., a New York limited liability company with offices at 58 Copley Street, Auburn, New York 13021 (hereinafter referred to as "Syracuse") and NEW SKY COMMUNICATIONS, INC., a New York corporation with offices at 700 Reynolds Arcade, Rochester, New York 14614 (hereinafter referred to as "New Sky") (Syracuse and New Sky are hereinafter sometimes referred individually and collectively as "Venturer" or "Venturers").

                                 R E C I T A L S

         WHEREAS, Syracuse and New Sky are the General Partner and Special Limited partner, respectfully, in Syracuse Film Partners, L.P., a New York limited partnership ("Limited Partnership") which was formed to produce and exploit an original screenplay currently entitled "FREAK TALKS ABOUT SEX" based on an original idea created by Michael M.B. Galvin, and adapted for the screen by Galvin, Peter M. Speakman and Paul N. Todisco (the "Screenplay") as a theatrical motion picture (the "Picture") (the idea, Screenplay and/or Picture and all ancillary rights thereto and therein are hereinafter collectively referred to as the "Property"); and

         WHEREAS, in addition to their relative rights and obligations as set forth in the separate Agreement of Limited Partnership for Syracuse Film Partners, L.P., Syracuse and New Sky wish to formalize their understanding with respect to ancillary dealings and agreements in connection with the production and distribution of the Picture and future movie production activity;

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 NOW THEREFORE, in consideration for the mutual covenant set forth herein, the parties hereto agree as follows:

         1. CONTRACTS AND AGREEMENTS.
            -------------------------
            (a) All contracts or agreements to be entered into by or on behalf of or for the benefit of the Venture must be signed by all parties hereto, it being understood that no party shall have the right to bind the Venture without the express written consent of the other party. It is understood that if any contract or agreement is entered into by either party without the written consent of the other party, the party purporting to enter into such unauthorized contract or agreement on behalf of the Venture will indemnify and hold harmless the non-contracting party from all claims, liabilities, damages and costs (including attorneys' fees and court costs) arising out of or pertaining to such unauthorized contract or agreement. It being further understood that this paragraph shall not apply to contracts and agreement. It being further understood that this paragraph shall not apply to contracts and agreements reasonable and necessary to further the production of the Picture, so long as they do not materially differ from the final budget of the Picture as set forth in the Confidential Offering Memorandum for the Limited Partnership dated April 2, 1997 ("Offering Memorandum").

            (b) The proceeds of any contracts entered into by any party hereto for personal services of such party as a writer, producer, director, actor/actress or otherwise with any third party motion picture company after such motion picture company has acquired the Property hereunder shall belong solely to such party;


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provided, however, that it is specifically agreed that any such agreement with a motion picture company must agree to employ both parties hereunder as producers of any motion picture based upon the Property and all credits for such motion picture are in accordance with the credit provisions of Paragraph 3 of this Agreement.

         2. ALLOCATION OF PROFITS FROM LIMITED PARTNERSHIP. Syracuse and New Sky
            -----------------------------------------------
agree that any third party net or gross profit participations which are negotiated in connection with the production and distribution of the Property shall be paid from New Sky's or Syracuse's respective share of all distributions from the Limited Partnership, except for any profit participation agreed to in advance by both parties. In this regard, Syracuse and New Sky hereby agree that any profit participation negotiated with Steve Zahn shall be shared equally by New Sky and Syracuse from their Limited Partnership distributions.

         3. CREDITS.
            -------
            (a) Charles M. LaLoggia and Carl R. Reynolds shall be accorded the following credit on a single card, in the main credits, on screen and in paid ads controlled by Syracuse and in which any other Producer (for purposes of the Agreement "Producer" shall mean James D. Daddabbo and Angela J. Daddabbo collectively) is accorded credit, and in size of type (as to height, width, thickness and



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boldness) equal to the largest size type in which any other Producer is accorded credit:
                    "Executive Producers
                    Charles M. LaLoggia
                    Carl R. Reynolds"

            (b) New Sky and Roxbury Partners shall be accorded the following credit on a single card, in the main credits, on screen and in paid ads controlled by Syracuse and in which any other Producer (for purposes of this Agreement "Producer" shall mean James D. Daddabbo and Angela J. Daddabbo collectively) in accorded credit, and in size of type (as to height, width, thickness and boldness) equal to the largest size type in which any other Producer is accorded credit:

            "New Sky Communications, Inc. and Roxbury Partners Present"

            4. DEVELOPMENT FEES. A development fee of $20,000 shall be paid to
               ----------------
New Sky under the Offering Memorandum upon the closing of the Offering. A development fee of $20,000 shall be payable to Syracuse under the Offering Memorandum on the earlier of the return of any Screen Actor's Guild bond posted for the Picture, or along with other deferred compensation negotiated in the budget for the Picture.



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         5. EXCLUSIVITY AND OPTION.
            -----------------------
            (a) None of the parties shall be exclusive to the Venture and each party may develop other properties and engage in other activities in the motion picture and television industry or any other business, which may be competitive in nature with the Venture, separate and apart from the Venture and the other party. However, it is agreed that each party will devote as much time to the business of the Venture as is reasonably necessary to fulfill its duties and obligations herein.

            (b) Any and all rights, that Syracuse now or hereinafter acquires in the Property which are not specifically assigned, or otherwise transferred to the Partnership, including but not limited to, theatrical remakes or sequel rights, shall be jointly owned by the parties hereto. Neither party may exercise any joint right under this Agreement without the written consent of the other party.

            (c) If Syracuse intends to product another picture within seven (7) years of the date of this Agreement or five (5) years of the date of the initial theatrical release (if any) of the Picture, whichever is later, then Syracuse hereby grants New Sky the exclusive right and option to raise the production financing for said subsequent picture (and one picture only), with the understanding that the ownership rights in any subsequent picture, and financial terms and conditions for its production shall be no less favorable to Syracuse than those set forth herein and in the Offering Memorandum. Syracuse shall give written notice to New Sky of its intent to commence production of the any subsequent picture prior to entering into


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any agreement with any third party whereby such third party would acquire the right to finance all or part of the picture. After such written notice, the parties shall negotiate in good faith to finalize an agreement (which negotiations shall not exceed 90 days), and New Sky shall have a period of one year after finalization of the agreement to provide such financing. If New Sky is unable to provide financing as agreed within the one year period, Syracuse may proceed with the production concerned without the involvement of New Sky and the parties shall have no further obligation to each other with respect to such production.

         6. TERM. The term of this Joint Venture shall commence on the effective
            ----
date of this Agreement, and, unless sooner terminated in accordance with the provisions hereof, shall continue for the aggregate term of any and all agreements relating to the Picture and Screenplay. This Agreement shall commence and take effect only upon the closing of the Offering Memorandum.

         7. PARTNERSHIP AGREEMENT. This Agreement shall be subject to the
            ---------------------
Agreement of Limited Partnership for the Limited Partnership, and to the extent that that agreement is inconsistent with this Agreement, the terms and provisions of the Agreement of Limited Partnership shall supersede any term or provision of this Agreement.

         8. REPRESENTATIONS AND WARRANTIES. Each party hereto represents and
            ------------------------------
warrants to the other as follows:


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            (a) (i) that it possesses the legal authority and capacity and has obtained the necessary Board of Director or Member approval to enter into this
Agreement:

                (ii) that there are not outstanding liens, claims, administrative orders, judgments, contracts or other circumstances which adversely affect either the substance of this Agreement or the ability of either party to enter into or perform this Agreement;

                (iii) that it shall not encumber or sell any property, assets, or intangible rights of the Venture without the written consent of the other party;

                (iv) that it shall not assign, mortgage, hypothecate or encumber its interest in the Venture without the written consent of the other party;

                (v) that it shall not loan any funds or extend any credit of the Venture to any person or entity without the written consent of the other party;

                (vi) that it shall not incur any expense, cost, liability or obligation in the name of or on the credit of the Venture without the written consent of the other party;

            (b) Each party hereby indemnifies and holds harmless the other party from and against any and all claims, liabilities, damages and costs


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(including but not limited to reasonable attorneys' fees and court costs)
arising from any breach by such party of any representation, warranty or agreement made by such party herein.

            (c) Any loss sustained by the Venture because of the breach by any party of any representation or warranty shall be deducted from such party's share of distributions from the Limited Partnership.

         9. DISSOLUTION AND TERMINATION.
            ----------------------------

            (a) The Venture shall be dissolved and terminated and its business wound up upon the first of the following:

            (i) The expiration of the term set forth herein;

            (ii) Mutual agreement of the parties;

            (iii) Operation of law;

            (iv) Material breach of the Agreement by any party, which breach is not cured in thirty (30) days after written notice thereof from the non-defaulting party; provided, however, it is understood that only the non-defaulting party; provided, however, it is understood that only the non-defaulting party shall have the right to terminate the Venture pursuant thereto. Such termination shall not release the defaulting party from any of the obligations or liabilities to the other party whether pursuant to this Agreement or at law or in equity.

         10. ASSIGNABILITY. This Agreement shall not be assigned without the
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written permission of the other party.



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         11. AMENDMENT. This Agreement may be amended in writing only and shall
             ---------
be binding upon and inure to the benefit of the successors and assigns of the parties.

         12. ARBITRATION. The parties agree that should any dispute arise
             -----------
hereunder such dispute shall be resolved by arbitration in accordance with the rules and regulations of the American Arbitration Association, as those rules may be amended. Such rules are incorporated herein and made a part of this Agreement by reference. The parties agree to abide by and perform any award rendered in such arbitration and that any court having jurisdiction may issue a final judgment based upon such award.

         13. CONSTRUCTION. This Agreement shall be construed under the laws of
             ------------
the State of New York applicable to agreements executed and to be wholly performed within such state and the parties hereby designate New York as the sole convenient forum for the resolution of disputes hereunder.

         14. NO CONFLICT. Nothing herein contained shall be construed to require
             -----------
any action or payment of any compensation contrary to law or in violation of any guild or union agreement which, from time to time, may be in effect. If there is any conflict between any provision of this Agreement and any such law, or guild or union agreement, and the letter shall prevail, then the affected provisions of this Agreement shall be modified only to the extent necessary to remove such conflict.


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         15. OTHER DOCUMENTS. Each party agrees to execute all documents and
             ---------------
take all further actions reasonably necessary in connection with the performance of the obligations hereunder.

         16. WAIVER. No waiver by any party hereto of any failure by any other
             ------
party to keep or perform any convenant or condition hereof shall be deemed a waiver of any preceding or succeeding breach of the same or any other covenant or condition.

         IN WITNESS WHEREOF, the parties have executed this Agreement the date and date first above written.

                                             SYRACUSE PRODUCTIONS, L.L.C.


                                             By: /S/ JAMES D. DADDABBO
                                                 ---------------------
                                                 James D. Daddabbo, Member

                                             NEW SKY COMMUNICATIONS, INC.


                                             By: /s/ CARL R. REYNOLDS
                                                 --------------------
                                                 Carl R. Reynolds, President



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